EXHIBIT 99.1
For Immediate Release

Contacts:
RBC Life Sciences	Halliburton Investor Relations, 972-458-8000
Steve Brown, CFO	Geralyn DeBusk, gdebusk@halliburtonir.com
(972) 893-4000	Deidre Roy, droy@halliburtonir.com
steve.brown@rbclifesciences.com	Chase Zavoina, czavoina@halliburtonir.com
RBC Life Sciences Reports 18 Percent Higher Revenues
in the First Quarter of 2008
Irving, Texas (May 5, 2008) — RBC Life Sciences, Inc. (OTCBB: RBCL) today announced that net sales for the first quarter ended March 31, 2008, increased 18 percent to $6.35 million, compared to net sales of $5.39 million for the quarter ended March 31, 2007. The Company’s net earnings for the first quarter of 2008 improved 9 percent to $355,000, or $0.02 per share, compared to net earnings of $325,000, or $0.02 per share, in the first quarter of 2007. Diluted shares outstanding for the 2008 quarter were 22,573,000, compared to 21,557,000 for the first quarter of 2007.
“We are pleased with RBC’s continued growth in the first quarter,” said Clinton Howard, Chairman and CEO. “Our Nutritional Products segment grew more than 14% compared to last year’s first quarter, due primarily to an increase in revenues from our international licensees. Our Medical Products group showed 32% growth quarter over quarter, due to an increase in the customer base for our wound care products and increased sales to our largest customer in this segment. We look forward to continued growth from each of our segments in 2008.”
RBC Life Sciences develops, manufactures and markets high quality nutritional supplements and personal care products to a growing population of consumers seeking wellness and a healthy lifestyle. Under its MPM Medical brand, RBC also develops and markets to health care professionals in the United States proprietary prescription and nonprescription products for advanced wound care and pain management. All products are tested for quality assurance in-house, and by outside independent laboratories, to comply with regulations in the U.S. and in more than thirty countries in which the products are distributed. For more information, visit the Company’s Web site at www.rbclifesciences.com.
The statements above, other than statements of historical fact, may be forward-looking. Actual events will be dependent upon a number of factors and risks including, but not limited to, changes in plans by the Company’s management, delays or problems in production, changes in the regulatory process, changes in market trends, and a number of other factors and risks described from time to time in the Company’s filings with the Securities and Exchange Commission.
(continued)

RBC Life Sciences First Quarter 2008 Earnings Release
May 5, 2008

RBC Life Sciences, Inc.
Summary Results of Operations
(in thousands, except per share data)
(unaudited)

	Quarters Ended March 31,
	2008	2007
Net sales	$6,348	$5,392
Gross profit	3,503	3,304
Operating profit	612	592
Earnings before income taxes	567	533
Provision for income taxes	212	208
Net earnings	355	325

Earnings per share — basic and diluted	$0.02	$0.02

Weighted average shares outstanding — basic	21,114	20,188
Weighted average shares outstanding — diluted	22,573	21,557
RBC Life Sciences, Inc.
Condensed Balance Sheets
(in thousands)
(unaudited)

	March 31,	December 31,
	2008	2007
Assets
Cash and cash equivalents	$5,730	$6,369
Inventories	4,946	4,725
Other current assets	1,092	1,334

Total current assets	11,768	12,428
Other assets	6,704	6,730

Total assets	$18,472	$19,158

Liabilities and shareholders’ equity
Accounts payable and accrued liabilities	$3,025	$4,431
Deferred revenue	4,687	4,323
Other current liabilities	136	136

Total current liabilities	7,848	8,890
Other liabilities	2,629	2,690
Shareholders’ equity	7,995	7,578

Total liabilities and shareholders’ equity	$18,472	$19,158

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